Exhibit 99.1

FOR IMMEDIATE RELEASE

January 15, 2013

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CROW TRIBE OF INDIANS LEGISLATURE VOTES TO APPROVE OPTION AND
EXPLORATION AGREEMENTS WITH CLOUD PEAK ENERGY

GILLETTE, Wyo.—(BUSINESS WIRE)—January 15, 2013— Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers, and the Crow Tribe of Indians today announced that the Crow Tribal Legislature has voted to approve the option and exploration agreements.  The Crow Tribe’s Constitution assigns negotiating authority to the Executive Branch and approval authority to the Legislative Branch.  With the Legislature’s approval, the Tribal Chairman is now authorized to execute the agreements on behalf of the Tribe.  The date for a signing is pending and is expected to take place within the next month.  Once signed, the agreements will be submitted to the U.S. Department of the Interior for review and requested approval within 180 days.  Department of the Interior approval is required in order to consummate the transactions contemplated by the agreements.

The agreements provide for exploration and three exclusive options to lease three separate coal deposits containing approximately 1.4 billion tons of Northern Powder River Basin coal on the Crow Indian Reservation over an initial five-year term, with two extension periods through 2035 if certain conditions are met.  For additional information regarding the Option and Exploration Agreements, refer to Cloud Peak Energy Inc.’s July 23, 2012 press release.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

About the Crow Tribe of Indians

The Crow Tribe of Indians (Apsáalooke Nation) is a federally-recognized Indian tribe, whose 13,000 members occupy a 2.2 million acre Reservation in southeastern Montana.  Under the Tribe’s 2001 Constitution, the Tribal Government consists of an Executive Branch, a Legislative Branch, and an independent Judicial Branch.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, (1) our current estimates of the quantity and quality of the Tribal coal, (2) any future exercise of the options and development, production and marketing of the coal, (3) the anticipated timing and ability to obtain required DOI and other approvals, (4) the future execution and delivery of definitive agreements, (5) business development and growth initiatives and strategies; (6) potential synergies of this anticipated transaction, (7) the potential development of the Youngs Creek Mine and (8) other statements regarding this anticipated transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the risks that (i) required DOI and other approvals and permits are not obtained in a timely manner or at all, (ii)  definitive agreements are not entered into and the potential transaction with the Crow Tribe is not consummated, (iii) economic tons are substantially less than the currently estimated in-place tons, (iv) sufficient additional West Coast terminal capacity is not developed at all or in a timely manner, (v) Asian export demand and domestic demand for PRB coal weakens, (vi) future development and operating costs significantly exceed our expectations, or (vii) anticipated synergies of the potential transaction are not achieved.  For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this potential transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.